Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

December 1, 2017

Rimini Street, Inc.

3993 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (File No. 333-221709), as amended (the “Registration Statement”), filed by Rimini Street, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and resale of 22,638,553 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), and 6,062,500 warrants exercisable for shares of the Company’s common stock (the “Warrants” and, together with the Shares, the “Securities”). The Securities offered pursuant to the Registration Statement include (i) 4,510,629 outstanding shares of the Company’s common stock (the “Outstanding Shares”) to be sold by selling stockholders named in the Registration Statement, (ii) an aggregate of 14,687,500 shares of the Company’s common stock issuable upon exercise of certain outstanding warrants at $11.50 per share (including the initial issuance of such shares upon the exercise of such warrants and the subsequent resale of 6,062,500 of such shares by the selling stockholders named in the Registration Statement) and 3,440,424 shares of the Company’s common stock issuable upon exercise of certain outstanding warrants at $5.64 per share (including the initial issuance of such shares upon the exercise of such warrants and the subsequent resale of all such shares by the selling stockholders named in the Registration Statement) (together, the “Warrant Shares”), and (iii) 6,062,500 outstanding warrants to purchase shares of the Company’s common stock to be sold by the selling securityholders named in the Registration Statement.

We are acting as counsel for the Company in connection with the registration of the Securities. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions and statements set forth below. In rendering the opinions and statements expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters such other documents which we consider necessary or advisable for the purpose of rendering the opinions set forth below. We have not independently established the facts stated therein.

In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have assumed that the certificates representing the Securities have been properly authenticated by the signature of an authorized officer of the Company’s transfer agent. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion, that:

1.	With respect to the Outstanding Shares to be offered pursuant to the Registration Statement, such Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable;

2.	With respect to the Warrants to be offered pursuant to the Registration Statement, such Warrants constitute valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to equitable principles of general applicability; and

3.	With respect to the Warrant Shares to be offered pursuant to the Registration Statement, when such shares are issued pursuant to the terms of that certain Warrant Agreement between Continental Stock Transfer & Trust Company and GP Investments Acquisition Corp. dated May 19, 2015, that certain Warrant Consent and Conversion Agreement by and among CB Agent Services LLC, GP Investments Acquisition Corp. and the Company, dated as of May 16, 2017 or the Sponsor Warrants Purchase Agreement between GP Investments Acquisition Corp. and GPIC, Ltd., effective as of May 19, 2015, as applicable, such Warrant Shares will have been validly issued, fully-paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

AUSTIN BOSTON BEIJING BRUSSELS HONG KONG LOS ANGELES NEW YORK PALO ALTO SAN DIEGO

SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE